Exhibit 12

Robin Sosnow, Esq., Managing Attorney 20 W 20th Street, Suite 504 New York, NY 10011 OFFICE: 646-543-6061 | CELL: 917-969-2147 EMAIL: robin@jobsactlawyer.com WEB: www.jobsactlawyers.com

Gin & Luck Inc.

3756 W. Avenue 40, Suite K #278

Los Angeles, CA 90065

Re:	Securities Registered under an Offering Statement under Regulation A

Ladies and Gentlemen:

We have acted as counsel of Gin & Luck Inc, a Delaware corporation (the “Company”), in connection with your filing of an Offering Statement (CIK No. 0001748169) (the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 4,991,574 shares of the Company’s Series C-1 Preferred Stock as well as the shares of the Company’s Class A Common Stock into which the Series C-1 Preferred Stock may convert (each as defined in the Second Amended & Restated Certificate of Incorporation of the Company dated April 16, 2024, as subsequently corrected through a Certificate of Correction, filed on June 27, 2024 (the “Certificate of Incorporation”)). Capitalized terms that are used but not otherwise defined in this letter shall have the meaning assigned thereto in the Certificate of Incorporation.

In connection with the opinion contained herein, our review of documents has been limited to the review of a copy furnished to us of the Certificate of Incorporation, the Certificate of Amendment to the Second Amended & Restated Certificate of Incorporation, the Offering Statement, the form of Subscription Agreement between the Company and each of the subscribers (the “Subscription Agreement”), the bylaws of the Company, the Second Amended and Restated Voting Agreement of the Company, the Second Amended and Restated Investors’ Rights Agreement of the Company, the opinion letter of Weinberger & Logan PC regarding the capitalization of the Company, and all other documents necessary to render an opinion. In particular, we have not reviewed and express no opinion as to any other document that is referred to in, incorporated by reference into, or attached (as an exhibit, schedule, or otherwise) to any of the documents reviewed by us. The opinions in this letter relate only to the documents specified in such opinions, and not to any exhibit, schedule, or other attachment to, or any other document referred to in or incorporated by reference into, any of such documents. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions in this letter. We have conducted no factual investigation of our own and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate and none of which we have investigated or verified.

The opinions set forth below are limited to the Delaware General Corporation Law (the “DGCL”), which includes reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, qualifications and limitations in this letter, we are of the opinion that the Series C-1 Preferred Stock and the Class A Common Stock into which the Series C-1 Preferred Stock may convert have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of the Certificate of Incorporation and the Subscription Agreement will be validly issued, fully paid, and nonassessable. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

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The opinions in this letter are subject to the following assumptions, exceptions, qualification, and limitations in additions to those above:

A.	The opinions in this letter are limited to the laws of the State of Delaware in effect on the date hereof (not including tax laws, insurance laws, antitrust laws, and securities laws, and laws applicable to the particular nature of the assets or activities of the Company, and rules, regulations, orders, and decisions relating thereto), and we have not considered and express no opinion on the effect of, concerning matters involving, or otherwise with respect to, any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

B.	We have assumed: (i) due incorporation or formation, as the case may be, due organization, and valid existence in good standing under the laws of all relevant jurisdictions of each of the parties (including, without limitation, the Company) and each of the signatories (other than natural persons) to the documents reviewed by us; (ii) that none of the Company or such parties or signatories have dissolved or been terminated; (iii) that each of such parties and signatories had and has the power and authority to execute, deliver, and perform such documents; (iv) the due authorization, execution, and delivery of such documents by each of such parties and signatories; (v) the legal capacity of all relevant natural persons; (vi) that any waiver under any document reviewed by us has been given voluntarily, intelligently, and knowingly; (vii) the payment by each of the Company’s stockholders to the Company and the Company’s actual receipt of the full consideration for the shares of Series C-1 Preferred Stock issued to and acquired by such Company stockholder, when and as the same became due, pursuant to the terms of the Subscription Agreement; and (viii) that the Series C-1 Preferred Stock are offered and sold to the Company’s stockholders in accordance with the Certificate of Incorporation and the Subscription Agreement.

C.	We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered or amended, are in full force and effect and conform to the final executed originals of such documents; (v) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof; and (vi) each document reviewed by us constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each of such parties in accordance with its terms.

We consent to the use of this letter as an exhibit to the Offering Statement, and we further consent to the use of our name wherever appearing in the Offering Statement, including the offering circular constituting a part thereof, and any amendment thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the regulations of the Securities and Exchange Commission thereunder. Except as set forth in the first sentence of this paragraph, without our prior written consent, this letter may not be furnished or quoted to, or relied upon by, any other person, or entity, or relied upon for any other purpose. There are no implied opinions in this letter. This letter speaks only as of the date hereof, and we undertake no obligation to advise anyone of any changes in the foregoing subsequent to the delivery of this letter.

Very truly yours,

SOSNOW & ASSOCIATES PLLC
Professional Limited Liability Company

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